Exhibit 99.1

Eton Pharmaceuticals Announces Acquisition of Approved Orphan Drug Product Carglumic Acid

-Product is the first generic alternative to one of the highest priced pharmaceutical products in the world

DEER PARK, Ill. Oct. 28, 2021 (GLOBE NEWSWIRE) — Eton Pharmaceuticals, Inc (Nasdaq: ETON), an innovative pharmaceutical company focused on developing and commercializing treatments for rare diseases, today announced that it has acquired U.S. marketing rights to carglumic acid tablets.

The product’s Abbreviated New Drug Application, which is owned by Novitium Pharma, was approved by the U.S. Food and Drug Administration on October 13, 2021. The product is an AB-rated, substitutable generic version of Carbaglu®.

“We are pleased to be offering patients a lower cost alternative to one of the most expensive treatments in the world,” said Sean Brynjelsen, CEO of Eton Pharmaceuticals. “With our existing orphan drug commercial footprint and robust patient support services, we believe we are well positioned to commercialize this product. We look forward to working with Novitium to bring the product to patients later this year,” Brynjelsen added.

Carbaglu® is widely regarded as one of the highest priced pharmaceutical products in the world, with the annual cost of treatment estimated to exceed $1 million for many patients. The introduction of Eton’s lower cost alternative is expected to save patients and the U.S. healthcare system millions of dollars annually.

About Eton Pharmaceuticals

Eton Pharmaceuticals, Inc. is an innovative pharmaceutical company focused on developing and commercializing treatments for rare diseases. The company currently owns or receives royalties from five FDA-approved products, including ALKINDI® SPRINKLE, Biorphen®, Alaway® Preservative Free, Rezipres®, and carglumic acid, and has five additional products that have been submitted to the FDA.

Company Contacts:

Eton Pharmaceuticals

David Krempa

dkrempa@etonpharma.com

612-387-3740